Exhibit 10.3

SUBORDINATED SECURED PROMISSORY NOTE AND PLEDGE AGREEMENT

$2,500,000.00	New York, New York
December 17, 2007

FOR VALUE RECEIVED, UNITED BENEFITS & PENSION SERVICES, INC. (the “Maker”), a Delaware corporation, promises to pay to the order of Tom Weston (“Holder”), as agent for the Company Stockholders (as defined below), the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($2,500,000.00), in accordance with, and subject to, the terms of that certain Client Escrow Agreement, dated as of even date herewith (the “Escrow Agreement”), by and among the Maker, the Holder, and the JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”).

Interest shall accrue on all outstanding principal from the date hereof at a rate per annum equal to three and 99/100 percent (3.99%). Interest shall be computed on the basis of the actual number of days elapsed and a year of 360 days.

On any date on which the Escrow Agent is directed or permitted to pay any funds to any Company Stockholder (as defined in the Escrow Agreement) pursuant to the Escrow Agreement (each, a “Payment Date”), a portion of the outstanding principal amount of this Subordinated Secured Promissory Note and Pledge Agreement (the “Note and Pledge Agreement”) shall become immediately due and payable to the extent of and in an amount equal to such payment (an “Escrow Payment”), provided, that any portion of the outstanding principal balance of this Note and Pledge Agreement in excess of such Escrow Payment shall not become due and payable as of such date and shall continue to remain outstanding in accordance with the terms hereof. Each Escrow Payment shall become so due and payable without presentment, protest or other notice of any kind all of which are expressly waived by the Maker. The Maker assents to extensions of the time of payment, release, or forbearance or other indulgence, without notice. No delay on the part of the Holder in exercising any rights with respect hereto shall operate as a waiver of such rights. In the event that the Escrow Agent is directed or permitted to pay any amounts to the Maker pursuant to the Escrow Agreement, the outstanding principal balance of this Note and Pledge Agreement shall be reduced by such amount.

The unpaid principal balance of this Note and Pledge Agreement and any accrued and unpaid interest hereunder may be paid by the Maker to the Escrow Agent at any time, in whole or in part, without premium or penalty. Any prepayments under this Note and Pledge Agreement shall first be applied to accrued and unpaid interest and then to the principal balance of this Note and Pledge Agreement. In addition, the Maker shall prepay to the Escrow Agent the unpaid principal amount of this Note and Pledge Agreement and interest accrued hereunder in an amount equal to the amount of the net proceeds received by the Maker from any financing transactions pursuant to the Private Placement which are consummated following the date hereof (after payment of any and all fees, expenses and commissions in connection with the Private Placement (including, without limitation, any legal and accounting fees and expenses incurred in connection therewith)), which amount shall be remitted by the Maker to the Holder promptly after the Maker’s receipt thereof. As used herein, the “Private Placement” shall mean the private offering by Parent of (a) units, each consisting of (i) shares of the Maker’s common stock, par value $0.00001 per share, (the “Common Stock”) and (ii) warrants to acquire shares of Common Stock, for minimum gross proceeds of $4,500,000 and maximum gross proceeds of $9,000,000, and (b) 14% senior secured notes in the principal amount of $8,000,000 (the “Senior Notes”). Promptly following any payment of any portion of the principal amount owed under this Note and Pledge Agreement to the Maker, or any prepayment described above, the number of Pledged Shares (as defined below) shall be reduced by the quotient of (a) the amount of such principal payment or prepayment and (b) $2.50 (rounded down to the next whole number), and shall promptly be returned by the Escrow Agent to the Maker.

In the event of nonpayment, the Maker agrees that, in addition to all other remedies, it will pay all reasonable counsel fees incurred in connection with any lawsuit brought by the Holder for enforcement or collection of this Note and Pledge Agreement.

As collateral security for the prompt and complete payment and performance of the obligations of Maker hereunder when due, the Maker hereby pledges to the Holder for its benefit, and grants to the Holder for its benefit and the benefit of the Company Stockholders, a first priority security interest in and to one million (1,000,000) shares of Common Stock (the “Pledged Shares”), which shall be held by the Escrow Agent on behalf of the Holder pursuant to the Escrow Agreement..

This Note and Pledge Agreement secures, and the Pledged Shares are security for, the indefeasible payment in full when due of the obligations of the Maker now or hereafter existing pursuant to this Note and Pledge Agreement (all such obligations of the Maker being the “Secured Obligations”). The Holder and the Escrow Agent acknowledge and agree (A) that the obligations evidenced by this Note and Pledge Agreement are subordinate in right of payment of all obligations (whether for principal, interest, fees, expenses or otherwise) under the Senior Notes and any guarantee issued by the Maker with respect to the obligations thereunder (the “Senior Indebtedness”), which shall be senior in right of payment to such obligations under this Note and Pledge Agreement, and (B) to execute such agreements and instruments in favor of the holder of any Senior Notes reasonably requested or required by such holder to effect such subordination on terms satisfactory to the holder of Senior Notes. Notwithstanding any other provision contained in this Note and Pledge Agreement, payments on account of principal of and interest on this Note may be made from time to time, subject to the specifications set forth below.

In the event that any event of default under the terms of any Senior Indebtedness has occurred and is continuing, the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all principal of (and premium and fees, if any), and interest on, all Senior Indebtedness before the Holder is entitled to receive any payment on account of this Note and Pledge Agreement. The Holder shall be entitled to assume that no such event which would give rise to subordination under this Note and Pledge Agreement has occurred unless the Maker or any holder or holders of Senior Indebtedness or any trustee therefor shall have given written notice thereof to the Holder or the Holder has otherwise received notice of such event. Until the Holder is given the notice provided for in the immediately preceding sentence, the Maker shall be obligated to make payments hereunder when due.

The Maker agrees that at any time and from time to time, at the expense of the Maker, the Maker will promptly execute and deliver all further instruments and documents, including, without limitation, UCC-1 Financing Statements, and take all further action that may be necessary or desirable, or that the Holder, in the exercise of his reasonable judgment may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Holder to exercise and enforce its rights and remedies hereunder with respect to any Pledged Shares.

Unless and until an Event of Default (as defined below) hereunder shall have occurred, neither the Holder nor the Escrow Agent shall be entitled to exercise any voting and/or consensual rights and powers in respect of the Pledged Shares or to give consents, waivers or ratifications in respect thereof.

Simultaneously herewith, in exchange for $10.00 and other good and valuable consideration, the Maker has delivered to the Escrow Agent original stock certificate(s) representing the Pledged Shares, together with appropriate undated powers for such Pledged Shares duly executed in blank by the Maker. The Pledged Shares are duly authorized, validly issued, fully paid and non-assessable. The Holder and the Escrow Agent agree that they will not, without the prior written consent of the Maker, for so long as the Secured Obligations are outstanding (i) sell, assign or transfer or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Shares, or (ii) create or permit to exist any mortgage, lien, pledge, attachment, levy, priority or other security interest or encumbrance of any kind upon or with respect to any of the Pledged Shares, except for the security interest under this Note and Pledge Agreement.

Upon the occurrence and during the continuance of any Event of Default, the Holder shall have the right (in his sole and absolute discretion) to direct the Escrow Agent to transfer of the certificates representing Pledged Shares, endorsed or assigned in blank or in favor of the Company Stockholders, to the Company Stockholders, and shall have the right to exchange the certificates representing the Pledged Shares for certificates of smaller or larger denominations for any purpose consistent with the terms hereof. The number of Pledged Shares to be so transferred shall be no greater than the quotient of (a) the Default Amount (as defined below) and (b) $2.50. As used herein, an “Event of Default” shall mean the Maker’s failure make any payment of principal of, or interest on, the Secured Obligations when due, and any such unpaid amount is referred to as a “Default Amount.”

This Note and Pledge Agreement shall terminate upon the performance or satisfaction of all Secured Obligations (as reduced by the amount of any payments hereunder to the Maker), at which time the Escrow Agent shall (i) retransfer and deliver to the Maker, or to such person or persons as the Maker shall designate, such of the Pledged Shares (if any) as shall not have been distributed pursuant to the terms hereof and shall still be held by the Escrow Agent hereunder, together with appropriate powers or instruments of transfer, (ii) promptly file any and all documents, including without limitation, UCC-3 Termination Statements, in all jurisdictions and offices as the Maker may reasonably request and (iii) take any other actions reasonably necessary in connection with the foregoing.

This Note and Pledge Agreement may not be changed or terminated, nor may any of its provisions be waived, except by an agreement in writing signed by the party against whom enforcement of such change or termination is sought. This Note and Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New York, and shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Holder, the Escrow Agent and their respective successors and assigns. Each of the parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York and waives trial by jury in any action or proceeding with respect to this Agreement. If any term or provision of this Note and Pledge Agreement shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

This Note and Pledge Agreement is the note referred to in, and is subject to the terms and conditions of, the Escrow Agreement.

Notwithstanding anything to the contrary contained in this Note and Pledge Agreement, no legal representative, employee, officer, director or shareholder of the Maker, whether disclosed or undisclosed, shall have any personal liability for the payment of any sum of money which is or may be payable hereunder, including but not limited to, the repayment of the indebtedness evidenced hereby. If any Event of Default shall occur hereunder, the Holder shall proceed solely against the Maker and the Pledged Shares for payment of any sums of money under this Note and Pledge Agreement. The Holder shall not seek or claim recourse against any person or party hereinabove named or referred to as being exculpated from personal liability for any deficiency or any money judgment hereunder.

UNITED BENEFITS & PENSION SERVICES, INC.
as Maker

By:	/s/ Richard Stierwalt
Name: Richard Stierwalt
Title: President

Acknowledged and Agreed:

JPMORGAN CHASE BANK, N.A.,
as Escrow Agent

By:	/s/ Debra A. DeMarco	/s/ Tom Weston
	Name: Debra A. Demarco	Tom Weston
	Title: Vice President	Stockholders Representative, as Holder